Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES AA PREFERRED STOCK

OF

SUPER LEAGUE GAMING, INC.

It is hereby certified that:

1. The name of the Company (hereinafter called the “Company”) is Super League Gaming, Inc., a Delaware corporation.

2. The Certificate of Incorporation (the “Certificate of Incorporation”) of the Company authorizes the issuance of Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share, of which Nine Million Nine Hundred Eighty-Seven Thousand Three Hundred Seventy-Eight (9,987,378) shares have not been designated or issued, and expressly vests in the Board of Directors of the Company the authority to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series AA issue of Preferred Stock:

RESOLVED, that Seven Thousand Six Hundred Eighty (7,680) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series AA Convertible Preferred Stock, $0.001 par value per share, and shall possess the rights and preferences set forth below:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act. A Person shall be regarded as in control of the Company if the Company owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other person, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Attribution Parties” shall have the meaning set forth in Section 6(e).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Business Day” means any day except Saturday, Sunday, and any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

“Buy-In” shall have the meaning set forth in Section 6(d)(iv).

“Certificate of Designations” means this Certificate of Designation of Preferences, Rights and Limitations of Series AA Preferred Stock.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries of the Company, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, and excluding shares of Common Stock issuable upon conversion of the Series AA Preferred Stock, and any and all sub-series designated Series AA2 Preferred Stock, Series AA3 Preferred Stock and so on that may be authorized following the date hereof.

“Company Conversion Notice” means a notice delivered by the Company to effect a Mandatory Conversion of all the outstanding Series AA Preferred Stock (any and all sub-series designated Series AA2 Preferred Stock, Series AA3 Preferred Stock and so on that may be authorized following the date hereof); provided that the effective date of such Mandatory Conversion shall be no less than ten (10) Business Days following the date that such notice is deemed to have been given.

“Conversion Amount” means the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(b).

“Conversion Price” means $0.4715 subject to adjustment as set forth in Section 7; provided, however, the Conversion Price shall not be less than the Conversion Price Floor.

“Conversion Price Floor” means the amount, in dollars, determined by multiplying (i) the Conversion Price by (ii) twenty percent (20%).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the shares of Series AA Preferred Stock in accordance with the terms hereof.

“Deemed Liquidation Event” means any of the following, unless the Majority Holders elect otherwise by written notice sent to the Company at least five (5) business days prior to the effective date of any such event:

(a)	a merger or consolidation in which

(i)	the Company is a constituent party or

(ii)	a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

The Company shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Company in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Company in accordance with Section 5 hereto.

“Dividend Shares” shall have the meaning set forth in Section 3.

“Effective Date” means the date that this Certificate of Designations is filed with the Secretary of State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Five-Day Adjustment VWAP” means the VWAP for the five (5) Trading Days immediately preceding the Second Anniversary.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Holder” shall mean an owner of shares of Series AA Preferred Stock.

“Junior Securities” means the Common Stock and any other class or series of capital stock of the Company hereafter created which does not expressly rank senior or pari passu with or senior to the Series AA Preferred Stock (which for these purposes shall include the Series A Preferred, along with any and all sub-series designated as Series AA2 Preferred Stock, Series AA3 Preferred Stock, and so on, that may be authorized following the date hereof) with respect to the distribution of assets on Liquidation as well as any other rights, preferences and privileges.

“Liquidation” shall have the meaning set forth in Section 5(a).

“Majority Holders” shall mean the Holders of 51% or more of the then issued and outstanding shares of all Series A Preferred Stock, which for these purposes shall include the shares of Series AA Preferred Stock, along with any and all sub-series designated Series AA2 Preferred Stock, Series AA3 Preferred Stock and so on that may be authorized following the date hereof.

“Mandatory Conversion” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Date” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Determination” shall have the meaning set forth in Section 6(b).

“Minimum Trading Volume” means average trading during the prior twenty (20) Trading Days of shares with a minimum value of $750,000, subject to adjustment in connection with any of the events in Section 7(a)(i).

“New York Courts” shall have the meaning set forth in Section 8(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Optional Conversion Date” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of Series AA Preferred Stock regardless of the number of transfers of any particular shares of Series AA Preferred Stock and regardless of the number of certificates which may be issued, if any, to evidence such Series AA Preferred Stock.

“Parity Securities” means any class or series of capital stock of the Company hereinafter created that expressly ranks pari passu with the Series AA Preferred Stock (which for these purposes shall include the Series A Preferred, along with any and all sub-series designated as Series AA2 Preferred Stock, Series AA3 Preferred Stock, and so on, that may be authorized following the date hereof) with respect to the distribution of assets on Liquidation as well as any other rights, preferences and privileges. The only Parity Securities existing as of the date hereof are the Series A Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock.

“Person” means an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

“PIK Shares” shall have the meaning set forth in Section 3.

“Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Primary Market Limitation” shall have the meaning set forth in Section 6(f).

“Purchase Rights” shall have the meaning set forth in Section 7(b).

“Second Anniversary” shall mean the second yearly anniversary after the Effective Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall be any class or series of capital stock of the Company hereafter created which expressly ranks senior to the Series AA Preferred Stock (which for these purposes shall include the Series A Preferred, along with any and all sub-series designated as Series AA2 Preferred Stock, Series AA3 Preferred Stock, and so on, that may be authorized following the date hereof) with respect to the distribution of assets on Liquidation, as well as any other rights, preferences and privileges. No Senior Securities exist as of the date hereof.

“Series A Preferred Stock” shall mean, unless otherwise stated herein, Five Thousand Three Hundred and Fifty Nine (5,359) shares of Series A Preferred Stock which were authorized pursuant to a Certificate of Designation of Preferences, Rights and Limitations which was filed with the Delaware Secretary of State on November 22, 2022.

“Series A-2 Preferred Stock” shall mean, unless otherwise stated herein, One Thousand Two Hundred Ninety-Seven (1,297) shares of Series A-2 Preferred Stock which were authorized pursuant to a Certificate of Designation of Preferences, Rights and Limitations which was filed with the Delaware Secretary of State on November 28, 2022.

“Series A-3 Preferred Stock” shall mean, unless otherwise stated herein, One Thousand Seven Hundred Thirty-Three (1,733) shares of Series A-3 Preferred Stock which were authorized pursuant to a Certificate of Designation of Preferences, Rights and Limitations which was filed with the Delaware Secretary of State on November 30, 2022.

“Series A-4 Preferred Stock” shall mean, unless otherwise stated herein, One Thousand Nine Hundred Thirty-Four (1,934) shares of Series A-4 Preferred Stock which were authorized pursuant to a Certificate of Designation of Preferences, Rights and Limitations which was filed with the Delaware Secretary of State on December 22, 2022.

“Series A-5 Preferred Stock” shall mean, unless otherwise stated herein, Two Thousand Two Hundred Ninety-Nine (2,299) shares of Series A-5 Preferred Stock which were authorized pursuant to a Certificate of Designation of Preferences, Rights and Limitations which was filed with the Delaware Secretary of State on January 31, 2023.

“Series A Preferred” shall mean, collectively, the Series A Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, and any and all sub-series designated Series A-6 Preferred Stock, Series A-7 Preferred Stock and so on, that may be authorized following the date hereof.

“Series AA Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Stated Value” means $1,000.00 per share of Series AA Preferred Stock.

“Stockholder Approval” means the receipt by the Company of the approval, by vote or action by written consent, of a majority of the issued and outstanding voting securities of the Company, voting on an as-converted basis, together as a single class with respect to (i) the increase in authorized Common Stock of the Company, (ii) issuances of Common Stock in excess of the Primary Market Limitation or that could otherwise cause a “Change in Control” as required by the applicable Listing Rules of the Nasdaq Capital Market (the “Listing Rules”), (iii) adjustments to the Conversion Price pursuant to Section 7.1(a)(ii) and Section 7.1(a)(iii) hereto, and (iv) the issuance of additional Series AA Preferred pursuant to the exercise of additional investment rights pursuant to Section 6 of those certain Subscription Agreements, dated as of the Effective Date, by and between the Company and the holders of the Series AA Preferred Stock, with respect to the initial purchase of Series AA Preferred Stock; it being understood that no shares of Series AA Preferred shall vote in regard to the Stockholder Approval or the approval of any matters which would not be permitted by the Listing Rules.

“Subsidiary” means any subsidiary of the Company existing as of the Effective Date hereof and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the Effective Date.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means Issuer Direct, the current transfer agent of the Company, with a mailing address of One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603, a facsimile number of 919-481-6222 and an email address of info@issuerdirect.com, and any successor transfer agent of the Company.

Section 2. Designation and Authorized Shares. The series of Preferred Stock designated by this Certificate of Designations shall be designated as the Company’s Series AA Convertible Preferred Stock (the “Series AA Preferred Stock”) and the number of shares so designated shall be Seven Thousand Six Hundred Eighty (7,680). So long as any of the Series AA Preferred Stock are issued and outstanding, the Company shall not issue any Senior Securities or Parity Securities without the approval of the Majority Holders. The Series AA Preferred Stock shall not be redeemed for cash and under no circumstances shall the Company be required to net cash settle the Series AA Preferred Stock.

Section 3. Dividends. Holders of shares of Series AA Preferred Stock will be entitled to receive: (a) dividends payable as follows: a number of shares of Common Stock equal to twenty percent (20%) of the number of shares of Common Stock issuable upon conversion of the Series AA Preferred Stock then held by such Holder on each of the 12 and 24 month anniversaries of the Effective Date (collectively, the “PIK Shares”) and (b) dividends equal, on an as-if-converted to shares of Common Stock basis, to and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. The dividends set forth in clause (a) of this Section 3 will be satisfied solely by delivery of shares of Common Stock. The dividends set forth in clause (a) shall be accelerated and paid (to the extent such dividends that are otherwise payable on each of such anniversary dates was not previously paid) upon the consummation of a Fundamental Transaction. The dividends set forth in clause (a) shall be accelerated and paid (to the extent such dividends that are otherwise payable on each of such anniversary dates was not previously paid not previously paid) upon the Mandatory Conversion Date following any Mandatory Conversion as contemplated in Section 6(b) hereto. Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any dividend of PIK Shares pursuant to clause (a) or any stock dividend declared on the Common Stock to which such Holder is entitled to participate pursuant to clause (b) of this Section 3 (“Dividend Shares”) would result in such Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation, then such Holder shall not be entitled to participate in any such dividend to such extent (or in the beneficial ownership of any PIK Shares or Dividend Shares as a result of such dividend to such extent) and the portion of such PIK Shares and/or Dividend Shares that would cause such Holder to exceed the Beneficial Ownership Limitation or the Primary Market Limitation shall be held in abeyance for the benefit of such Holder until such time, if ever, as such Holder’s beneficial ownership thereof would not result in such Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation.

Section 4. Voting Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), and subject to the limitations set forth in Section 6(e) and 6(f), each Holder of outstanding shares of Series AA Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series AA Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, Holders of Series AA Preferred Stock shall vote together with the holders of Common Stock as a single class. The Holders shall be entitled to the same notice of any regular or special meeting of the stockholders as may or shall be given to holders of Common Stock entitled to vote at such meetings. As long as any shares of Series AA Preferred Stock are outstanding, the Company may not, without the affirmative vote of the Majority Holders voting as a separate class, (i) amend, alter or repeal any provision of this Certificate of Designations in a manner that adversely affects the powers, preferences or rights of the Series AA Preferred Stock, (ii) increase the number of authorized shares of Series AA Preferred Stock, (iii) issue, or obligate itself to issue Parity Securities or Senior Securities, (iv) authorize, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind other than trade accounts payable in the ordinary course of business, or (v) entering into any agreement with respect to the foregoing. Notwithstanding anything contained herein to the contrary, no holder of Series AA Preferred Stock shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA Preferred Stock into an amount in excess of the Primary Market Limitation. Notwithstanding anything contained herein, for the purposes of this Section 4, the outstanding shares of Series AA Preferred Stock includes both the Series AA Preferred Stock, and any and all sub-series designated Series AA2 Preferred Stock, Series AA3 Preferred Stock and so on that may be authorized following the date hereof and shall take into account the number of whole shares of Common Stock into which the shares of Series AA Preferred Stock (and any other sub-series designated Series AA2 Preferred Stock, Series AA3 Preferred Stock and so on that may be authorized following the date hereof) are convertible into as of the record date for determining stockholders entitled to vote on such matter.

Section 5. Liquidation.

(a) The Series AA Preferred Stock shall, with respect to distributions of assets and rights upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding-up of the Company (“Liquidation”) or Deemed Liquidation Event, rank: (i) junior to the Senior Securities, if any (ii) pari passu with the Parity Securities, if any and (iii) senior to the Junior Securities. For purposes hereof, references to Series AA Preferred Stock in this Section 5 shall include the Series AA Preferred and all sub-series designated Series AA2 Preferred Stock, Series AA3 Preferred Stock and so on that may be authorized following the date hereof.

(b)         As of the date hereof, there are no outstanding Senior Securities, Parity Securities consist solely of Series A Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock Series A-4 Preferred Stock and Series A-5 Preferred Stock and the Junior Securities consist solely of shares of Common Stock. That so being, upon any Liquidation, the holders of shares of Series AA Preferred Stock and other Parity Securities then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series AA Preferred Stock and other Parity Securities then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event, as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to one (1) times the applicable Original Issue Price, plus any dividends accrued but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amounts”).

(c)         After the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Series AA Preferred Stock and other Parity Securities then outstanding, the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series AA Preferred Stock and other Parity Securities then outstanding pursuant to Section 5(b), shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Section 6 Conversion.

(a) Conversions at Option of Holder. Each share of Series AA Preferred Stock (or fraction thereof) shall be convertible, at any time and from time to time, from and after the Original Issue Date at the option of the Holder thereof into that number of shares of Common Stock (subject to the Beneficial Ownership Limitation set forth in Section 6(e) and the Primary Market Limitation set forth in Section 6(f)) determined by dividing the Stated Value by the Conversion Price then in effect. Holders shall effect conversions by providing the Company and the Transfer Agent, with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series AA Preferred Stock to be converted, the number of shares of Series AA Preferred Stock owned prior to such conversion, the number of shares of Series AA Preferred Stock owned subsequent to such conversion and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Company pursuant to Section 6 and in accordance with Section 9 (such date, the “Optional Conversion Date”). Such Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the shares of Series AA Preferred Stock have been converted as of the Optional Conversion Date. If no Optional Conversion Date is specified in a Notice of Conversion, the Optional Conversion Date shall be the date that such Notice of Conversion and Cancellation Request are deemed delivered to the Company in accordance with Section 9. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions of shares of Series AA Preferred Stock, a Holder shall not be required to surrender any Certificated Series AA Preferred Stock to the Company unless all of the shares of Series AA Preferred Stock represented by any such certificate are so converted, in which case such Holder shall deliver the Certificated Series AA Preferred Stock promptly following the Optional Conversion Date. To the extent that the Beneficial Ownership Limitation contained in Section 6(e) or the Primary Market Limitation contained in Section 6(f) applies to the converting Holder, the determination of whether the Series AA Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series AA Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series AA Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series AA Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation or the Primary Market Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section and the Company shall have no obligation to verify or confirm the accuracy of such determination.

(b) Mandatory Conversion. On the one year anniversary of the Original Issue Date, the Company may, in its discretion, convert (A) 50% of the outstanding shares of Series AA Preferred if the volume-weighted average price of the Company’s common stock over the previous ten (10) days as reported on the NASDAQ Capital Market (the “VWAP”), equals at least 250% of the Conversion Price, or (B) 100% of the outstanding shares of Series AA Preferred if the VWAP equals at least 300% of the Conversion Price (as applicable, the “Mandatory Conversion Date” and together with an Optional Conversion Date, the “Conversion Date”), each outstanding share of Series AA Preferred Stock will automatically convert (subject to the Beneficial Ownership Limitation set forth in Section 6(e) and the Primary Market Limitation set forth in Section 6(f)) into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect on the Mandatory Conversion Date (a “Mandatory Conversion”); provided, however, the Company may not effect such Mandatory Conversion unless (I) such shares of Common Stock for which the shares of Series AA Preferred Stock will be converted are either (i) registered pursuant to an effective registration statement, or (ii) may be resold without restriction pursuant to Rule 144 of the Securities Act, and (II) the Company’s Common Stock has traded above the Minimum Trading Volume for a period of at least five (5) consecutive Trading Days. Within two Trading Days of (x) the Mandatory Conversion Date, if the shares of Series AA Preferred Stock are held in book entry form, or (y) such Holder’s surrender of Certificated Series AA Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and an indemnity or security reasonably acceptable to the Company (which shall not include the posting of any bond) to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), the Company shall deliver: (I) to each Holder, the Conversion Shares issuable upon conversion of such Holder’s Series AA Preferred Stock via the Certificated Preferred Stock, and (II) the PIK Shares issuable upon Mandatory Conversion under Section 3, to Holders as of the Mandatory Conversion Date; provided that, any failure by the Holder to return Certificated Series AA Preferred Stock, if any, will have no effect on the Mandatory Conversion pursuant to this Section 6(b), which Mandatory Conversion will be deemed to occur on the Mandatory Conversion Date. To the extent that the Beneficial Ownership Limitation contained in Section 6(e) or the Primary Market Limitation contained in Section 6(f) applies to any Holder, such Holder shall within five Business Days of such Holder’s receipt of the Company Conversion Notice, provide the Company with a written determination (a “Mandatory Conversion Determination”), delivered in accordance with Section 9, of whether such Holder’s Series AA Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series AA Preferred Stock are convertible, and the submission of a Mandatory Conversion Determination shall be deemed to be such Holder’s determination of the maximum number of shares of Series AA Preferred Stock that may be converted, subject to the Beneficial Ownership Limitation or the Primary Market Limitation and the portion of the shares of Common Stock issuable upon such Mandatory Conversion hereunder that would cause such Holder to exceed the Beneficial Ownership Limitation or the Primary Market Limitation shall be held in abeyance for the benefit of such Holder until such time, if ever, as such Holder’s beneficial ownership thereof would not result in such Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Mandatory Conversion Determination that such determination has not violated the restrictions set forth in Section 6(e) or Section 6(f) and the Company shall have no obligation to verify or confirm the accuracy of such determination.

(c) Conversion Shares. The aggregate number of Conversion Shares which the Company shall issue upon conversion of the Series AA Preferred Stock (whether pursuant to Section 6(a) or 6(b)) will be equal to the number of shares of Series AA Preferred Stock to be converted, multiplied by the Stated Value, divided by the Conversion Price in effect at the time of the conversion.

(d) Mechanics of Conversion.

(i) Delivery of Conversion Shares upon Conversion. Promptly after the applicable Conversion Date, but in any case within the earlier of (i) two (2) Trading Days and (ii) the Standard Settlement Period (as defined below) thereof (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series AA Preferred Stock pursuant to Section 6(a) or 6(b), as applicable, any PIK Shares to which the Holder is entitled pursuant to Section 3 that have not been previously issued, if any, and a wire transfer of immediately available funds in the amount of accrued and unpaid cash dividends, if any. Conversion Shares issuable hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with DTC through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Conversion Shares and PIK Shares, if any, to which the Holder is entitled pursuant to such conversion to the address specified by the Holder in the Notice of Conversion or the Company Conversion Notice, as the case may be. The Company shall (A) deliver (or cause to be delivered) to the converting Holder who has converted less than all of such Holder’s Certificated Series AA Preferred Stock (1) a certificate or certificates, of like tenor, for the number of shares of Series AA Preferred Stock evidenced by any surrendered certificate or certificates less the number of shares of Series AA Preferred Stock converted. The Company agrees to maintain a transfer agent that is a participant in the DTC’s FAST program so long as any shares of Series AA Preferred Stock remain outstanding. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares upon an Optional Conversion. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, in addition to any other rights herein, the Holder shall be entitled to elect by written notice to the Transfer Agent, on behalf of the Company, at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any Certificated Series AA Preferred Stock delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Series AA Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder. If the Company fails to deliver to a Holder such Conversion Shares pursuant to Section 6(d)(i) by the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series AA Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion.

(iv)  Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(d)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series AA Preferred Stock equal to the number of shares of Series AA Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series AA Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series AA Preferred Stock as required pursuant to the terms hereof .

(v) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series AA Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (i) upon the conversion of all outstanding shares of Series AA Preferred Stock (taking into account the adjustments and restrictions of Section 7) and (ii) in respect of the PIK Shares. The Company covenants that all Conversion Shares and PIK Shares shall, when issued, be duly authorized, validly issued, fully paid and nonassessable. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series AA Preferred Stock (taking into account the adjustments and restrictions of Section 7), and payment of the PIK Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of or as dividends on the Series AA Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to upon such conversion or in respect of any such dividend, the Company shall round up to the next whole share of Common Stock.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series AA Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series AA Preferred Stock and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e) Beneficial Ownership Limitation. The Company shall not effect any conversion of the Series AA Preferred Stock, including, without limitation, a Mandatory Conversion, and a Holder shall not have the right to receive dividends hereunder or convert any portion of the Series AA Preferred Stock, to the extent that, after giving effect to the receipt of dividends hereunder or conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock received as dividends or issuable upon conversion of the Series AA Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series AA Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series AA Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a Holder relying on the number of shares issued and outstanding as provided by the Company pursuant to this Section). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 4.99% (or, at the written election of any Holder delivered to the Company pursuant to the terms of Section 9 prior to the issuance of any shares of Series AA Preferred Stock, 9.99% but no in event higher than 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series AA Preferred Stock held by the applicable Holder. Upon delivery of a written notice to the Company, any holder may from time to time increase or waive (with such increase or waiver not effective until the sixty-first (61st) day after delivery of such notice) or decrease (immediately) the Beneficial Ownership Limitation provisions of this Section 6(e); provided, however, that the Holder shall not be entitled to increase or terminate the limitation contained in this Section 6(e) if the Holder has acquired (or if any of the Holder’s Attribution parties has indirectly acquired) the Series AA Preferred Stock with the purpose or effect of changing or influencing the control of the Company. The limitations contained in this Section 6(e) shall apply to a successor holder of Series AA Preferred Stock.

(f) Primary Market Limitation. Unless the Company obtains the approval of its stockholders as required by the applicable rules of the applicable Trading Market for issuances of Common Stock in excess of such amount, the Company shall not effect any conversion of the Series AA Preferred Stock, including, without limitation, a Mandatory Conversion, and a Holder shall not have the right to receive dividends hereunder or convert any portion of the Series AA Preferred Stock, to the extent that, after giving effect to the receipt of dividends hereunder or conversion set forth on the applicable Notice of Conversion, the Holder, together with the Attribution Parties, would beneficially own in excess of the Primary Market Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock received as dividends or issuable upon conversion of the Series AA Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series AA Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series AA Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a Holder relying on the number of shares issued and outstanding as provided by the Company pursuant to this Section). For purposes of this Section 6(f), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. The “Primary Market Limitation” shall be 19.99% of the number of shares of the Common Stock outstanding as of the Effective Date, immediately prior to the issuance of shares of Series AA Preferred. The limitations contained in this paragraph shall apply to a successor holder of the Series AA Preferred Stock.

Section 7. Certain Adjustments.

(a) Adjustments to Conversion Price.

(i) Stock Dividends and Stock Splits. If the Company, at any time while the Series AA Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, will not include any shares of Common Stock issued by the Company upon conversion of this Series AA Preferred Stock or payment of a dividend on this Series AA Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price will be multiplied by a fraction of which the numerator will be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator will be the number of shares of Common Stock, or in the event that clause (D) of this Section 7(a) will apply shares of reclassified capital stock, outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) Future Issuances. From and after the date thereof, if the Company shall issue or sell any Equity Securities (as defined below) at an effective price per share less than the then effective Conversion Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Equity Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, is entitled to receive shares of Common Stock at an effective price per share which is less than the then effective Conversion Price, such issuance shall be deemed to have occurred for less than the then effective Conversion Price on such date of the Dilutive Issuance), then, the Conversion Price shall be reduced to equal the Base Share Price subject to the Conversion Price Floor. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 7(a)(ii) in respect of Exempt Issuances (as defined below). The Company shall notify the Holder in writing as promptly as reasonably possible following the issuance of any Equity Securities subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 7(a)(ii), upon the occurrence of any Dilutive Issuance while the Series AA Preferred is outstanding, after the date of such Dilutive Issuance the Holder is entitled to the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Conversion Notice. Provided however, the Company shall not issue any shares of common stock below the Conversion Price Floor without the consent of the Holders of a majority of the outstanding Series AA Preferred Stock.

For purposes of this Section 7(a)(ii), the following definitions shall apply:

“Common Stock Equivalents” as defined in Section 1.

“Equity Securities” means (i) Common Stock and (ii) Common Stock Equivalents.

“Exempt Issuance” means (i) Equity Securities issued or issuable upon conversion or exercise of any currently outstanding securities or any Equity Securities issued in accordance with this Certificate (including the Conversion Shares and the Dividend Shares) or issued pursuant to any contractual rights granted to holders of the Series AA Preferred Stock; (ii) Equity Securities granted to officers, directors and employees of, and consultants to, the Company pursuant to stock option or purchase plans or other compensatory agreements approved by the Board of Directors; (iii) Equity Securities issued in connection with any pro rata stock split, stock dividend or recapitalization by the Company; (iv) Equity Securities issued in a Strategic Investment; (v) Equity Securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity; and (vi) securities issuable upon conversion or exercise of the securities set forth in paragraphs (i) - (v) above.

“Strategic Investment” any transaction or agreement with one or more persons, firms or entities designated as a “strategic partner” of the Company, as determined in good faith by the Board of Directors of the Company); provided, however, that each such “strategic partner” is itself, or has a subsidiary or affiliate that is, an operating company in a business synergistic with the business of the Company and provided further that the transaction is one in which the Company receives benefits in addition to the investment of funds. In no event shall a transaction in which the Company issues securities primarily for the purpose of raising capital or to one or more persons or entities whose primary business is investing in securities be deemed a Strategic Investment.

(iii) VWAP-Based Adjustment. If, on the Second Anniversary, the Five-Day Adjustment VWAP is an amount that is less than the then effective Conversion Price, then the Conversion Price in effect immediately prior the Second Anniversary shall be adjusted so that the Conversion Price shall equal the Five-Day Adjustment VWAP, subject to the Conversion Price Floor.

(iv) Provisions for Adjustments. Notwithstanding anything in this Section to the contrary: (i) in no event shall an adjustment be made under this clause if such adjustment would result in raising the then-effective Conversion Price; (ii) no adjustment under this Section 7(a) need be made to the Conversion Price unless such adjustment would require a decrease of at least 1.0% of the Conversion Price then in effect, with any lesser adjustment being carried forward and made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in a decrease of at least 1.0% of such Conversion Price; (iii) no adjustment under this Section 7(a) shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock; and (iv) no adjustment shall be made to the Conversion Price upon any Exempt Issuances. The Company will make all calculations under this Certificate of Designation in good faith, which calculations will, absent manifest error, control for purposes this Certificate of Designation.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series AA Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation).

(c) Pro Rata Distributions. During such time as this Series AA Preferred Stock is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series AA Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series AA Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation).

(d) Fundamental Transaction. If, at any time while the Series AA Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, or (C) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series AA Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration they receive upon any conversion of the Series AA Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(d) and insuring that the Series AA Preferred Stock (or any such replacement security) will be substantially similar in form and substance to this Certificate of Designations and insuring that the Series AA Preferred Stock will be convertible for a corresponding number of shares of capital stock of such successor entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series AA Preferred Stock (without regard to any limitations on the conversion of this Series AA Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series AA Preferred Stock immediately prior to the consummation of such Fundamental Transaction) and will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e) Calculations. All calculations under this Section 7 will be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(f) Notice to the Holders.

(i)

Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)

Notice to Allow Conversion by Holder. If (A) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series AA Preferred Stock, and shall cause to be delivered to each Holder pursuant to Section 9, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of seeking such stockholder approval or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert such Holder’s Series AA Preferred Stock pursuant to Section 6(a) (subject to the Beneficial Ownership Limitation and the Primary Market Limitation) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided to the Holders, the Company or the Transfer Agent hereunder, including, without limitation, any Notice of Conversion or Company Conversion Notice, shall be in writing and delivered personally, by facsimile, by e-mail, or sent by a nationally recognized overnight courier service (i) if to the Holders, at the Holder’s address set forth in the book and records of the Company or to another address of such Holder as may be specified by such Holder to the Company in a written notice delivered in accordance with this Section, or (ii) if to the Company, at 2912 Colorado Avenue, Suite 203, Santa Monica, CA 90404, or to another address as the Company may specify for such purposes by written notice to the Holders delivered in accordance with this Section. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided pursuant to this Certificate of Designations constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designations shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay accrued dividends, as applicable, on the shares of Series AA Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series AA Preferred Stock Certificate. If a Holder alleges that such Holder’s Series AA Preferred Stock certificate has been lost, stolen or destroyed, the Company will only be obligated to issue a replacement certificate if the Holder delivers to the transfer agent, or the Company, as applicable: (i) a lost certificate affidavit; (ii) an indemnity bond in a form acceptable to the Company’s transfer agent, or if the Company acts as its own transfer agent, an agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate; and (iii) any other documentation that the transfer agent or the Company, if the Company acts as its own transfer agent, may reasonably require.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designations (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designations and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designations or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any dividend or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted Series AA Preferred Stock. If any shares of Series AA Preferred Stock shall be converted or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series AA Convertible Preferred Stock.

[Signature page follows.]

IN WITNESS WHEREOF, this Certificate of Designations has been executed by a duly authorized officer of the Company as of this 19th day of April, 2023.

/s/ Ann Hand
Name:	Ann Hand
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES AA PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series AA Convertible Preferred Stock indicated below into shares of common stock, $.001 par value per share (the “Common Stock”), of Super League Gaming, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _______________________________________________________________

Number of shares of Series AA Preferred Stock owned prior to Conversion: ____________________________

Number of shares of Series AA Preferred Stock to be Converted: ____________________________________

Stated Value of shares of Series AA Preferred Stock to be Converted: _________________________________

Number of shares of Common Stock to be Issued: ______________________________________________

Applicable Conversion Price: _____________________________________________________________

Number of shares of Series AA Preferred Stock subsequent to Conversion: ____________________________

Address for Delivery: ___________________________________________________________________

Or

DWAC Instructions:

Broker no: ___________________________________

Account no: _________________________________

[Holder]

By:
Name:
Title:

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